Exhibit 99.1

NEWS RELEASE HECLA COMPLETES ACQUISITION OF 100% OF GREENS CREEK JOINT VENTURE

FOR IMMEDIATE RELEASE

April 16, 2008

COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) today announced it has completed the transaction to acquire the Rio Tinto subsidiaries that held a 70.27% interest in the Greens Creek silver mine and joint venture located near Juneau, Alaska. As a result of the transaction, Hecla subsidiaries now hold 100% of the Greens Creek joint venture, which is believed to be the fifth largest silver mine in the world in terms of annual production. Hecla has held a 29.73% interest in Greens Creek for the past two decades. On an annualized basis, by 2009 the integration of the rest of the Greens Creek mine into Hecla is expected to:

-  nearly double Hecla’s silver production to about 11 million ounces annually

-  increase silver reserves by more than 150%

-  increase gold reserves by 140%

-  significantly increase Hecla’s cash flow from operations

-  decrease Hecla's already-low average cash costs per ounce of silver

Hecla’s President and Chief Executive Officer Phillips S. Baker, Jr., said, “We think the Greens Creek mine and its 12-square-mile land package is an exceptional asset, with great low-cost, long-lived production, as well as tremendous upside exploration potential. This asset transforms our company and provides us a solid base for additional growth well into the future.” The acquisition is accretive to Hecla on important major operating and financial metrics, including production, cash costs per ounce, cash flow and silver, gold, zinc and lead reserves. As a result, Hecla has increased its production guidance for 2008 to approximately 9 million ounces of silver. Hecla’s cash costs remain among the lowest of the North American primary silver producing companies, and in 2007 the average total cash cost was negative $2.81 per ounce of silver.

The $750 million purchase price consisted of $700 million in cash and $50 million in Hecla common stock. Hecla funded the cash portion of the payment with approximately $340 million from its existing cash and the remainder was funded through a $380 million debt facility provided by Scotia Capital. The debt facility includes a $140 million three-year amortizing term facility and a $240 million bridge facility (of which Hecla drew $220 million at closing), which matures in six months. Baker said, “Our Greens Creek and Lucky Friday silver mines generate a great deal of cash flow at current metals prices, which is expected to enable us to pay off the debt in less than three years. We have organized this financing to include a bridge facility that allowed us to eliminate a bank requirement to hedge a portion of our future zinc and lead production, and therefore avoid the earnings volatility associated with mark-to-market accounting. Over the course of the next several months, we will be evaluating various opportunities to retire the bridge loan.”

Baker concluded, “As a participant in the Greens Creek joint venture for 20 years, Hecla has first-hand knowledge of its great value. Frankly, we have been trying to acquire Rio Tinto’s interest for many years. I could not be more pleased with this transaction and am excited about what it means for our shareholders and for our company’s future.”

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common shares are traded on the New York Stock Exchange under the symbol HL.

Statements made which are not historical facts, such as anticipated payments or purchases are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact:  Vicki Veltkamp, vice president - investor and public relations, 208/769-4128

Hecla's Home Page can be accessed on the Internet at www.hecla-mining.com.